Contacts:	Exhibit 99.1
Laurie Van Raemdonck
Vice President, Investor Relations
(248) 340-7731
lvanraemdonck@championhomes.net
or
Phyllis Knight
Executive Vice President and CFO
(248) 340-9090
Champion Enterprises Reports First Quarter 2007 Results
International Revenues Increase While Weakness Persists in the U.S. HUD-Code
and Broader Housing Markets
AUBURN HILLS, Mich., April 17, 2007 – Champion Enterprises, Inc. (NYSE: CHB), a leader in factory-built construction, today announced results for its first quarter ended March 31, 2007. Revenues for the quarter decreased 25 percent to $259.8 million compared to $346.5 million for the first quarter of 2006. The Company reported a net loss for the quarter of $7.2 million, or $0.09 per diluted share, compared to net income of $13.6 million, or $0.18 per diluted share, for the same period of the prior year.
“Despite strong contributions from our non-U.S. operations, this quarter’s results demonstrate the difficult markets we continue to face in our domestic operations,” stated William C. Griffiths, chairman, president and chief executive officer of Champion Enterprises, Inc. “Seasonally, the first quarter is always our most challenging, and this was no exception. As a result of the continuing deterioration in U.S. housing markets, we were only able to operate our U.S. manufacturing plants at 44 percent capacity utilization during the quarter even after reducing our production capacity by over 20 percent in the last year.
“While our order intake rates and backlogs have seen a seasonal increase over the last several weeks, orders continue to run below last year’s rate, indicating that difficult market conditions may persist well into the year.”
Mr. Griffiths concluded, “In light of market conditions, we have intensified our focus on cost control, closed our sixth plant in less than 12 months, reduced our working capital investment by $17 million and curtailed our capital spending. These actions, along with our international diversification, enabled us to generate positive free cash flow during our most challenging quarter. Strong cash returns will continue to fuel the future execution of our growth and diversification strategy.”

Champion Enterprises Reports First Quarter 2007 Results

North American Manufacturing Segment
•	Manufacturing segment net sales for the first quarter decreased 40 percent to $199.3 million compared to $331.7 million in the same period of the prior year. Excluding approximately $23 million of revenues from the sale of homes to FEMA during the first quarter of last year, net sales fell 35 percent.

•	Revenues from the sale of modular homes in the quarter totaled $63 million, representing 32 percent of manufacturing segment sales, down from $81 million in the first quarter of 2006, while homes sold into Canada grew 14 percent compared to the first quarter of 2006 and increased 25 percent over last quarter.

•	Manufacturing segment income for the first quarter totaled $0.1 million compared to $26.0 million in the first quarter of 2006. Segment income included $1.3 million of restructuring charges and $0.8 million of gains from the sale of property in the first quarter of 2007, compared to $4.0 million of property sale gains in the prior year. Despite low capacity utilization, the segment was able to slightly exceed breakeven.

•	Segment backlogs improved to $42 million at the end of the first quarter compared to $36 million at the end of 2006 and $71 million last year.

•	During the first quarter of 2007, the Company closed a plant in Pennsylvania, where it continues to operate three facilities.
International Manufacturing Segment
•	International segment sales totaled $46.5 million for the quarter, up from $32.6 million last quarter, while segment income increased to $3.1 million for the period from $2.5 million in the fourth quarter of 2006 resulting in a segment margin of 6.7 percent compared to 7.6 percent last quarter.

•	International segment order backlogs further strengthened, with firm contracts and orders pending contracts under framework agreements totaling approximately $250 million, compared to approximately $225 million at the end of last quarter.
Retail Segment
•	The Company’s California-based retail segment reported first quarter 2007 revenues of $18.1 million compared to $27.3 million for the same period last year.

•	Retail segment income totaled $0.9 million for the quarter compared to $1.5 million in 2006, and the segment margins were 4.8 percent compared to 5.5 percent for the first quarter of 2006.
Other Highlights
•	Cash and cash equivalents increased to $76.6 million at the end of the quarter compared to $70.2 million at the end of 2006.

Champion Enterprises Reports First Quarter 2007 Results

•	Cash flow from continuing operating activities totaled $6.9 million for the quarter ended March 31, 2007 compared to $27.0 million last year. Approximately $17 million of the $20.1 million decrease was the result of non-recurring FEMA collections during the first quarter of 2006.

•	The Company amended its credit facility during the quarter to adjust both the allowed leverage and required interest coverage for the last 12 months ended March 31, 2007. The Company was in compliance with both requirements, as amended, for the period.
First Quarter 2007 Conference Call
Champion Enterprises will host a conference call on Wednesday, April 18, 2007 at 11 a.m. EDT to discuss these results and current business trends. To listen to the call, please call (888) 482-0024 for domestic callers or (617) 801-9702 for international callers. The passcode is 11902308. The call may also be heard live at www.championhomes.com under the investor relations link.
A telephone replay of the call will be available approximately one hour after the call’s conclusion through Wednesday, May 2, 2007. To access the telephone replay, please call (888) 286-8010 for domestic callers or (617) 801-6888 for international callers. The passcode is 89071314. The webcast replay will be available on the Company’s Web site under the investor relations link for 90 days.
About Champion
Auburn Hills, Michigan-based Champion Enterprises, Inc., a leader in factory-built construction, operates 32 manufacturing facilities in North America and the United Kingdom and works with over 3,000 independent retailers, builders and developers. Champion produces manufactured and modular homes through its family of homebuilders, as well as modular buildings for government and commercial applications. For more information, please visit www.championhomes.com.
Forward-Looking Statements
This news release contains certain statements, including statements regarding future market conditions, the execution of Champion’s growth and diversification strategy, and backlogs and pending orders, each of which could be construed to be forward-looking statements within the meaning of the Securities and Exchange Act of 1934.
These statements reflect the Company’s views with respect to future plans, events and financial performance. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The Company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward-looking statements. These factors are discussed in the Company’s most recently filed Form 10-K and other SEC filings, in each case under the section entitled “Forward-Looking Statements,” and those discussions regarding risk factors are incorporated herein by reference.
– Tables Follow –

CHB/ 4
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(Dollars and weighted shares in thousands, except per share amounts)

	Three Months Ended
	March 31,	April 1,	%
	2007	2006	Change
Net sales:
Manufacturing segment	$199,296	$331,651	(40%)
International segment	46,531	—
Retail segment	18,070	27,278	(34%)
Less: intercompany	(4,100)	(12,400)

Total net sales	259,797	346,529	(25%)

Cost of sales	227,784	292,236	(22%)

Gross margin	32,013	54,293	(41%)

Selling, general and administrative expenses	36,900	37,231	(1%)
Amortization of intangible assets	1,402	92

Operating (loss) income	(6,289)	16,970	(137%)
Interest expense, net	4,040	2,070	95%

(Loss) income from continuing operations before income taxes	(10,329)	14,900	(169%)

Income tax (benefit) expense	(3,090)	1,200

(Loss) income from continuing operations	(7,239)	13,700	(153%)

Loss from discontinued operations, net of taxes	(7)	(53)

Net (loss) income	$(7,246)	$13,647	(153%)

Basic (loss) income per share:
(Loss) income from continuing operations	$(0.09)	$0.18	(150%)
Loss from discontinued operations	—	—

Net (loss) income	$(0.09)	$0.18	(150%)

Weighted shares for basic EPS	76,557	76,081

Diluted (loss) income per share:
(Loss) income from continuing operations	$(0.09)	$0.18	(150%)
Loss from discontinued operations	—	—

Net (loss) income	$(0.09)	$0.18	(150%)

Weighted shares for diluted EPS	76,557	77,300

See accompanying Notes to Financial Information.
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CHB/ 5
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	(UNAUDITED)
	March 31,	December 30,
	2007	2006

Assets:
Cash and cash equivalents	$76,571	$70,208
Accounts receivable, trade	58,099	47,645
Inventories	93,046	102,350
Deferred tax asset	32,126	32,303
Other current assets	9,834	10,677

Total current assets	269,676	263,183

Property, plant and equipment, net	110,598	112,527
Goodwill and other intangible assets	334,012	335,464
Deferred tax asset	76,235	71,600
Other non-current assets	17,245	17,841

Total assets	$807,766	$800,615

Liabilities and Shareholders’ Equity:
Accounts payable	$72,784	$54,607
Other accrued liabilities	144,791	148,596

Total current liabilities	217,575	203,203

Long-term debt	251,956	252,449
Deferred tax liability	10,327	10,600
Other long-term liabilities	32,562	32,601
Shareholders’ equity	295,346	301,762

Total liabilities and shareholders’ equity	$807,766	$800,615

See accompanying Notes to Financial Information.
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CHB/ 6
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED CASH FLOW STATEMENTS (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,	April 1,
	2007	2006

Net (loss) income	$(7,246)	$13,647
Loss from discontinued operations	7	53
Adjustments:
Depreciation and amortization	5,027	3,231
Stock-based compensation	819	1,817
Changes in deferred taxes	(4,235)	—
Fixed asset impairment charge	200	—
Gain on disposal of fixed assets	(800)	(3,986)
Changes in working capital	16,949	18,986
Changes in accrued liabilities	(5,902)	(10,491)
Other, net	2,083	3,763

Cash provided by continuing operating activities	6,902	27,020

Additions to property, plant and equipment	(1,878)	(4,511)
Acquisitions	—	(22,828)
Proceeds on disposal of fixed assets	818	4,620

Cash used for investing activities	(1,060)	(22,719)

Payments on long-term debt	(493)	(301)
Increase in deferred financing costs	—	(15)
Decrease in restricted cash	15	—
Common stock issued, net	464	622

Cash (used for) provided by financing activities	(14)	306

Cash provided by discontinued operations	219	550

Effect of exchange rate changes on cash and cash equivalents	316	—

Increase in cash and cash equivalents	6,363	5,157
Cash and cash equivalents at beginning of period	70,208	126,979

Cash and cash equivalents at end of period	$76,571	$132,136

See accompanying Notes to Financial Information.
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CHB/ 7
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)
(1) The Company’s international segment consists of Caledonian Building Systems Limited, which was acquired on April 7, 2006.
(2) In the second quarter of 2006 the Company reversed its deferred tax asset valuation allowance. The Company’s earnings subsequent to this reversal are fully taxed for financial reporting purposes. Income tax benefit for the quarter ended March 31, 2007 is based on the Company’s estimated effective consolidated tax rate for the full year after consideration of both estimated annual pretax results and the related statutory tax rates in the three countries in which the Company operates. The tax benefit for the first quarter of 2007 includes a $0.5 million benefit from the settlement of a tax uncertainty that was fully provided for in prior periods. Income tax expense for the quarter ended April 1, 2006, was affected by the deferred tax valuation allowance and consisted primarily of foreign income tax expense.
(3) The Company evaluates the performance of its manufacturing, international and retail segments based on income before amortization of intangible assets, interest, income taxes and general corporate expenses. A reconciliation of (loss) income from continuing operations before income taxes for the three months ended are as follows (dollars in thousands):

	March 31,	Related	April 1,	Related
Three months ended:	2007	Sales	2006	Sales

Manufacturing segment income	$96	—	$25,966	7.8%
International segment income	3,124	6.7%	—	—
Retail segment income	872	4.8%	1,513	5.5%
General corporate expenses	(9,279)		(9,617)
Amortization of intangible assets	(1,402)		(92)
Intercompany eliminations	300		(800)
Interest expense, net	(4,040)		(2,070)

(Loss) income from continuing operations before income taxes	$(10,329)	(4.0%)	$14,900	4.3%

(4) The Company’s discontinued operations consist primarily of its traditional retail business, which was disposed of in 2005.
(5) Gains on disposal of fixed assets resulted primarily from the sale of an idle plant in the first quarter of 2007 and the sale of an investment property in Florida and an idle plant in the first quarter of 2006.
(6) The results of operations for Highland Manufacturing, Caledonian and North American Housing are not included in the Company’s results from continuing operations for the three months ended April 1, 2006 as each was acquired at or subsequent to the close of the quarter. The assets and liabilities of Highland Manufacturing are included in the consolidated balance sheet as of April 1, 2006.
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CHB/ 8
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION (UNAUDITED)

	Three months ended
	March 31,	April 1,	%
	2007	2006	Change

MANUFACTURING
Units sold:
HUD Code	2,160	4,765	(55%)
Modular	767	994	(23%)
Canadian	344	302	14%
Other	12	18	(33%)

Total units sold	3,283	6,079	(46%)
Less: intercompany	64	181	(65%)

Units sold to independent retailers / builders	3,219	5,898	(45%)

Floors sold	6,365	11,314	(44%)

Multi-section mix	79%	75%

Average unit prices, excluding delivery
Total	$55,000	$49,700	11%
HUD Code	$45,500	$43,600	4%
Modular	$77,200	$77,000	0%
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